Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 to be filed on or about February 9, 2021, pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated May 6, 2020, except for Note 17 as to which the date is January 27, 2021, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of and for the year ended December 31, 2019, which appears in the Registration Statement (Form S-1 (No. 333-249381). We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-1 (No. 333-249381) that is incorporated by reference in this Registration Statement.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
February 9, 2021